                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-05199


PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 11, 1996)

                                  $100,000,000


               [LOGO] Southwestern Public Service Company(SM)
                      A New Century Energies Company

                 Series A Senior Notes, 6.20% Due March 1, 2009

                                 ------------

  Southwestern Public Service Company will pay interest on the Notes due March 1, 2009, at the rate of 6.20% per annum paid semi-annually on March 1 and September 1 of each year, commencing on September 1, 1999. The Notes constitute a series of our unsecured debt securities. We may redeem the Notes at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined), plus 0.15%, plus, in each case, accrued and unpaid interest to the redemption date. The Notes will not be listed on any securities exchange or included in any automated quotations system. Please read the information described under the headings "Summary of Certain Terms of the Notes" and "Description of the Notes" in this Prospectus Supplement and "Description of New Unsecured Securities" in the accompanying Prospectus for a more detailed description of the terms of the Notes.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                          Per Note     Total
                                                          ---------  ---------
Public Offering Price....................................  99.846%  $99,846,000
Underwriting Commission..................................   0.650%  $   650,000
Proceeds to Company......................................  99.196%  $99,196,000

  Interest on the Notes will accrue from March 2, 1999.

                                 ------------

  The Underwriters are severally offering the Notes subject to various conditions. The Underwriters expect to deliver the Notes to the purchasers on or about March 2, 1999.

                                 ------------

Salomon Smith Barney
              Chase Securities Inc.
                                NationsBanc Montgomery Securities LLC

February 25, 1999

     You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. SPS has not authorized anyone to provide you with different information. SPS is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                             PROSPECTUS SUPPLEMENT

About this Prospectus.....................................................  S-3
Where You Can Find More Information.......................................  S-3
Disclosure Regarding Forward-looking Statements...........................  S-4
Summary of Certain Terms of the Notes.....................................  S-5
The Company...............................................................  S-6
Use of Proceeds...........................................................  S-6
Ratio of Earnings to Fixed Charges........................................  S-6
Description of the Notes..................................................  S-6
Book-Entry Issuance -- The Depository Trust Company.......................  S-8
Underwriting..............................................................  S-9
Legal Opinions............................................................ S-10
Experts................................................................... S-10

                                  PROSPECTUS

Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
The Company...............................................................    4
Use of Proceeds...........................................................    4
Earnings Ratios...........................................................    4
Description of New Preferred Stock........................................    5
Description of New Bonds..................................................    8
Description of New Unsecured Securities...................................   12
Book-Entry Only System....................................................   19
Plan of Distribution......................................................   23
Legal Opinions............................................................   24
Experts...................................................................   25

                             ABOUT THIS PROSPECTUS

     This Prospectus Supplement relates to a Prospectus which is part of a Registration Statement that we have filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell the securities described in the Prospectus in one or more offerings up to a total amount of $220,000,000. The Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we provide a Prospectus Supplement containing specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in the Prospectus. Please carefully read both this Prospectus Supplement and the accompanying Prospectus in addition to the information described under the heading "Where You Can Find More Information".


                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the Securities and Exchange Commission. Certain of the reports and information that we file may be included in the combined reports and information of New Century Energies, Inc., of which we are a wholly-owned subsidiary. You may read and copy any document we file with the Commission at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 50551-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available to the public on the Commission's Internet site located at http://www.sec.gov. In addition, you may inspect our reports at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

     The Commission allows us to "incorporate by reference" into the Prospectus accompanying this Prospectus Supplement the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. This information incorporated by reference is considered to be part of the Prospectus accompanying this Prospectus Supplement, unless we update or supersede that information by the information contained in the Prospectus or a Prospectus Supplement or by information that we file subsequently that is incorporated by reference into such Prospectus. We are incorporating by reference into the Prospectus accompanying this Prospectus Supplement the following documents that Southwestern Public Service Company ("SPS") has filed with the Commission and the future filings SPS will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the offering of the securities offered hereby is completed:

     1. SPS's Annual Report on Form 10-K for the year ended December 31, 1997 (included in the New Century Energies, Inc. combined Annual Report on Form 10-K for such year).

     2. SPS's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (included in the New Century Energies, Inc. combined Quarterly Reports on Form 10-Q for such quarters).

     3. SPS's Current Report on Form 8-K dated February 23, 1999 (included in the New Century Energies, Inc. combined Current Report on Form 8-K for such date) and Current Report on Form 8-K dated February 25, 1999.

     This Prospectus Supplement and the related Prospectus are part of a Registration Statement we have filed with the Commission relating to our securities. As permitted by Commission rules, this Prospectus Supplement and the related Prospectus do not contain all of the information included in the Registration Statement and the accompanying exhibits and schedules we file with the Commission. You should read the Registration Statement, the exhibits and the schedules for more information about us and our securities. The Registration Statement, exhibits and schedules are also available at the Commission's Public Reference Room or through its Internet site.

     You may also obtain a copy of our filings with the Commission at no cost by writing to or telephoning us at the following address:

               Attn: Brian P. Jackson, Senior Vice President, Chief Financial Officer and Treasurer
               Southwestern Public Service Company
               1225 17th Street
               Denver, Colorado   80202
               (Tel: 303-571-7511)


     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the related Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this Prospectus Supplement and the related Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Statements contained in this Prospectus Supplement and the accompanying Prospectus, including the documents that are incorporated by reference as set forth in "Where You Can Find More Information", that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. We caution that assumptions, projections, expectations, intentions or beliefs about future events may and often do vary materially from actual results and the differences between assumptions, projections, expectations, intentions or beliefs and actual results can be material. Accordingly, there can be no assurance actual results will not differ materially from those expressed or implied by forward-looking statements.

     The following are some of the facts that could cause actual results to differ from those expressed or implied in the forward-looking statements contained or incorporated by reference herein:

     .    the effects of the weather;
     .    future economic conditions;
     .    the performance of generating units;
     .    fuel prices and availability;
     .    regulatory decisions and the effects of changes in state and federal laws;
     . the pace of deregulation of domestic retail natural gas and electricity markets;
     . the timing and extent of change in commodity prices for all forms of energy;
     .    capital spending requirements;
     .    the evolution of competition;
     .    earnings retention and dividend payout policies; and
     .    changes in accounting standards and other factors.

     When used in our documents, the words "anticipate", "estimate", "expect", "forecast", "goal", "objective", "projection" or similar words are intended to identify forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed or incorporated by reference in this Prospectus Supplement and accompanying Prospectus might not occur.

                     SUMMARY OF CERTAIN TERMS OF THE NOTES


Notes Offered.....................................   $100 million aggregate principal amount of Series A Senior
                                                     Notes, 6.20% Due March 1, 2009.

Maturity..........................................   March 1, 2009.

Interest Rate.....................................   The Notes will bear interest at the rate of 6.20% per annum.

Interest Payment Dates............................   Semi-annually on March 1 and September 1, commencing
                                                     September 1, 1999.

Record Dates......................................   February 15 and August 15 of each year preceding each
                                                     interest payment date.

Redemption........................................   The Notes will be redeemable at any time at a redemption
                                                     price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof discounted to the redemption date on a semi-
                                                     annual basis (assuming a 360-day year consisting of twelve
                                                     30-day months) at the Treasury Yield (as defined), plus
                                                     0.15%, plus, in each case, accrued and unpaid interest to the redemption date.

Ranking...........................................   The Notes are our unsecured general obligations.

Certain Covenants.................................   The Notes will be issued under the Indenture which contains covenants that may limit our ability to consolidate or merge with any other corporation or transfer all or substantially all of our assets.

Form and Denomination.............................   The Notes will initially be represented by a global note
                                                     registered in the name of a nominee of The Depository Trust
                                                     Company ("DTC").

Address and Telephone Number of the Company.......   Tyler at Sixth, Amarillo, Texas 79101  (Tel: 303-571-7511)

                                   THE COMPANY

     SPS, incorporated under the laws of the State of New Mexico in 1921, is an operating utility engaged primarily in the generation, transmission, distribution and sale of electricity in portions of the states of Texas, New Mexico, Oklahoma and Kansas. Our principal executive offices are located at Tyler at Sixth, Amarillo, Texas 79101 (Tel: 303-571-7511).

     On August 1, 1997, SPS and Public Service Company of Colorado consummated a business combination and each became a wholly-owned subsidiary of New Century Energies, Inc., a registered holding company under the Public Utility Holding Company Act of 1935.


                                USE OF PROCEEDS

     The proceeds from the sale of the Notes will be used to meet capital requirements which may include the repayment of certain short-term debt, pending the retirement of $90,000,000 of our 6 7/8% First Mortgage Bond due December 1, 1999 at maturity and for other proper general corporate purposes, including the improvement or maintenance of our services and construction or improvement of our facilities.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is set forth below:

                       Year Ended December 31,                                 Year Ended August 31,
                       -----------------------        4-Month Period Ended   -------------------------
                          1998       1997             December 31, 1996/*/       1996  1995  1994
                          ----       ----             --------------------       ----  ----  ----
Ratio of earnings to
fixed charges             3.82       2.97                      2.56              4.21  5.10  4.76

         /*/On April 22, 1997, we changed our fiscal year from a twelve-month period ending August 31 to a twelve-month period ending December 31. We filed a transition report on Form 10-K for the four-month period from September 1, 1996 to December 31, 1996.

          In computing the ratios, earnings represent income before fixed charges (as defined in the next sentence) and provisions for federal and state income taxes. Fixed charges represent interest expense, amortization of debt discount, premium and expense, the estimated interest component of rental expense and dividends on trust preferred securities.


                            DESCRIPTION OF THE NOTES

     The following information concerning the Notes supplements the description of the general terms and provisions of New Unsecured Securities set forth in the accompanying Prospectus. If the information is inconsistent with the Prospectus, the following language should replace the language in the Prospectus. If we use a term that is not defined in this Prospectus Supplement, you should use the definition contained in the Prospectus or the Indenture. The following description of the terms of the Notes is not complete. You should read this description of the Notes together with the description of the New Unsecured Securities in the accompanying Prospectus.

     General. We will issue the Notes as a new series of New Unsecured Securities under an indenture, dated as of February 1, 1999, between The Chase Manhattan Bank, as trustee (the "Unsecured Securities Trustee") and us, as supplemented and amended by supplemental indentures thereto, including the First Supplemental Indenture, dated as of March 1, 1999 (collectively, the "Indenture"). The Indenture is described in more detail in the Prospectus. The Notes are the first series of New Unsecured Securities that we have issued under the Indenture. Substantially all of our assets are pledged under an Indenture of Mortgage and Deed of Trust, dated August 1, 1946, pursuant to which $495,000,000 of our First Mortgage Bonds are currently outstanding.

     Maturity, Interest Rate and Payment Dates.  The Notes will:

     .  be our direct obligations,
     .  mature on March 1, 2009.

     Interest on the Notes will:

     . begin to accrue on March 2, 1999, the date the Notes are issued, . be at the annual interest rate stated on the cover page of this
        Prospectus Supplement,
     . be payable semi-annually on March 1 and September 1 in each year, commencing September 1, 1999,
     . be calculated based on a 360-day year consisting of twelve 30-day months, and
     . be paid to the person in whose name the Note is registered at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture.

     Redemption of the Notes. We may redeem the Notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield, plus 0.15%, plus, in each case, accrued and unpaid interest to the redemption date.

     "Treasury Yield" means , with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount ) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Independent Investment Banker" means Salomon Smith Barney Inc. or its successor ("Salomon") or, if such firm is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with us.

     "Reference Treasury Dealer" means (i) each of Salomon and any other primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") designated by, and not affiliated with, Salomon, provided, however, that if Salomon or any of its designees shall cease to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute for such entity and
(ii) any other Primary Treasury Dealer selected by us..

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed , in each case, as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     A notice of redemption may provide that it is subject to certain conditions, which will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we would not be obligated to redeem the Notes.

     We will send each holder of Notes to be redeemed notice of the redemption by first-class mail not less than 30 days prior to the redemption date.

     The Notes do not provide for any sinking fund.

     We may purchase the Notes in the open market, by tender or other methods. We may hold these purchased Notes, resell them or give them to the Trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and other securities laws and regulations in connection with any such purchase. The Notes may be defeased in the manner provided in the Indenture.


              BOOK-ENTRY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as securities depositary for the Notes. The Notes will initially be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates representing the total aggregate principal amount of the Notes will be issued and will be deposited with the Trustee as custodian for DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Notes as represented by a global certificate.

     DTC management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates may encounter "Year 2000" problems. DTC's Internet site (http://www.dtc.org) contains detailed information regarding DTC's progress and plans to support industry preparations for the impending date change at the end of the decade. DTC has informed its Participants and other members of the financial community that it is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function. This program includes a technical assessment and a remediation plan, each of which is complete according to DTC. DTC's plan also includes a testing phase, which is expected to be completed within appropriate time frames.

     DTC's ability to perform its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. DTC has indicated that it is contacting third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 complaint; and (ii) determine the extent of their efforts for Year 2000 remediation of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     SPS, the Trustee and any underwriter cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on Notes made to DTC or its nominee as the registered owner, or any redemption or other notices, to the book-entry interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus Supplement and accompanying Prospectus.

     For additional information relating to DTC and the book-entry issuance system, see "Book-Entry Only System" in the accompanying Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement that relates to the Notes, SPS has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the respective principal amounts of the Notes set forth opposite its name below:

                                         Principal Amount
                                         ----------------

Salomon Smith Barney Inc.................    $ 60,000,000

Chase Securities Inc.....................    $ 20,000,000

NationsBanc Montgomery Securities LLC....    $ 20,000,000
                                             ------------

     Total...............................    $100,000,000
                                             ============


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Notes offered by this Prospectus Supplement are subject to the approval of certain legal matters by their counsel and certain other conditions. If any of the Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, then all of the Notes must be purchased.

     The Underwriters have advised the Company that they propose initially to offer some of the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and some of the Notes to certain dealers at this public offering price less a concession not in excess of 0.40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the Notes on sales to certain other dealers. After the initial offering of the Notes to the public, the Underwriters may change the offering price and other selling terms.

     The following table shows the underwriting discounts and commission to be paid to the Underwriters by SPS in connection with this offering (expressed as a percentage of the principal amount of the Notes)

                                                   Paid by SPS
                                                   -----------

          Per Note..............................      0.650%

     Prior to this offering, there has been no public market for the Notes. The Underwriters have informed us that they may make a market in the Notes from time to time. The Underwriters are not obligated to do this, and they may discontinue this market making at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the Notes or that an active market will develop. We do not intend to apply for the Notes to be listed on any national securities exchange or national securities quotation system.

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the Underwriters, may overallot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of Notes in excess of the principal amount of the Notes to be purchased by the Underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member. These activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transaction. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     SPS estimates that its total expenses of this offering will be $350,000.

     We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Alternatively, we may contribute to payments that the Underwriters may be required to make as a result of these liabilities.

     In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with us or our affiliates. The Chase Manhattan Bank, the Trustee for the Notes, is an affiliate of Chase Securities Inc., one of the Underwriters.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Notes are being passed upon for us by Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., Amarillo, Texas, and LeBoeuf, Lamb, Greene & MacRae, L.L.P. (a limited liability partnership including professional corporations) New York, New York. Certain legal matters in connection with the offering or offerings of the Notes will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. is not passing upon our incorporation. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Cahill Gordon & Reindel are relying upon the opinions of Hinkle, Cox, Eaton & Coffield & Hensley, L.L.P. as to matters of New Mexico and Texas law; Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma, as to matters of Oklahoma law; and Foulston & Siefkin L.L.P., Topeka, Kansas as to matters of Kansas law.


                                    EXPERTS

     The information contained in this section supplements the information contained in the accompanying Prospectus under the caption "Experts". You should read both sections for complete information.

     The balance sheets and statements of capitalization of SPS as of December 31, 1998 and 1997, and the related statements of income, shareholder's equity and cash flows for each of the two years in the period ended December 31, 1998, included in the SPS Form 8-K dated February 23, 1999, and the consolidated balance sheet and statement of capitalization of SPS as of December 31, 1997, and the related consolidated statements of income, shareholder's equity and cash flows for the year then ended and the related financial statement schedule included in the New Century Energies, Inc.'s combined Annual Report on Form 10-K for the year ended December 31, 1997, which statements and schedule are incorporated by reference in this Prospectus Supplement and the related Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     With respect to the unaudited condensed interim financial information of SPS for the quarters ended March 31, 1998 and 1997, June 30, 1998 and 1997 and September 30, 1998 and 1997, included in the New Century Energies, Inc.'s combined Form 10-Q's, which are incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for the reviews of such information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed interim financial information because those reports are not a "report" or a "part" of the Registration Statement, prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

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                                  $100,000,000

                      Southwestern Public Service Company

                             Series A Senior Notes,
                                 6.20% Due 2009

               [LOGO] Southwestern Public Service Company(SM)
                      A New Century Energies Company

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                             PROSPECTUS SUPPLEMENT

                               February 25, 1999

                                 ------------

                              Salomon Smith Barney
                             Chase Securities Inc.
                     NationsBanc Montgomery Securities LLC

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